______________________________________________________________________________





                               STOCK PURCHASE AGREEMENT



                                     between



                               TRIANGLE PACIFIC CORP.

                                      and

                             PREMARK INTERNATIONAL, INC.


                                for the Stock of




                             HARTCO FLOORING COMPANY







                                   June 28, 1996























______________________________________________________________________________



                              TABLE OF CONTENTS

                                                                         Page


STOCK PURCHASE AGREEMENT.................................................  1

ARTICLE I................................................................  1

TERMS OF THE TRANSACTION.................................................  1
    1.1  Stock to be Transferred.........................................  1
    1.2  Purchase Price and Payment......................................  1
    1.3  Definitions.....................................................  1

ARTICLE II...............................................................  1

CLOSING..................................................................  1
    2.1  Time and Place of Closing.......................................  1
    2.2  Effectiveness...................................................  2

ARTICLE III..............................................................  2

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY.................  2
     3.1   Corporate Organization and Qualification......................  2
     3.2   Charter and Bylaws............................................  2
     3.3   Capitalization of the Company.................................  2
     3.4   Authority Relative to This Agreement..........................  3
     3.5   Noncontravention..............................................  3
     3.6   Governmental Approvals........................................  4
     3.7   Exclusive Operation of Business...............................  4
     3.8   Shares........................................................  4
     3.9   Financial Statements..........................................  4
     3.10  Conduct of Business...........................................  4
     3.11  Books and Records.............................................  4
     3.12  Tax Matters...................................................  5
     3.13  Compliance With Laws..........................................  6
     3.14  Legal Proceedings.............................................  6
     3.15  Illegal Payments..............................................  6
     3.16  Title to Properties...........................................  6
     3.17  Real Property.................................................  7
     3.18  Tangible Personal Property....................................  7
     3.19  Leased Property...............................................  7
     3.20  Bank Accounts and Powers of Attorney..........................  8
     3.21  Brokerage Fees................................................  8
     3.22  Intellectual Property.........................................  8
     3.23  Permits.......................................................  9
     3.24  Contracts and Agreements......................................  9
     3.25  ERISA......................................................... 11
     3.26  Labor Relations............................................... 13
     3.27  Employees..................................................... 14
     3.28  Insider Interests............................................. 14
     3.29  Insurance..................................................... 14

ARTICLE IV............................................................... 15

REPRESENTATIONS AND WARRANTIES OF BUYER.................................. 15
     4.1   Corporate Organization........................................ 15
     4.2   Authority Relative to This Agreement.......................... 15
     4.3   Noncontravention.............................................. 15
     4.4   Governmental Approvals........................................ 15
     4.5   Legal Proceedings............................................. 16
     4.6   Brokerage Fees................................................ 16
     4.7   Investment Intent............................................. 16

ARTICLE V................................................................ 16

ADDITIONAL AGREEMENTS.................................................... 16
     5.1   Goodwill, Customers and Employees............................. 16
     5.2   Employee and Employee Benefit Plan Matters.................... 18
     5.3   Related Transactions.......................................... 19
     5.4   Dispute Resolution............................................ 20
     5.5   Bank Account Balances......................................... 20

ARTICLE VI............................................................... 20

CONDITIONS TO OBLIGATIONS OF SELLER...................................... 20
     6.1   Opinion of Counsel to Buyer................................... 21

ARTICLE VII.............................................................. 21

CONDITIONS TO OBLIGATIONS OF BUYER....................................... 21
     7.1   Certificate................................................... 21
     7.2   Opinion of Counsel to Seller.................................. 21
     7.3   Other Documents............................................... 21

ARTICLE VIII............................................................. 22

TAX MATTERS.............................................................. 22
     8.1   Liability for Taxes........................................... 22
     8.2   Preparation and Filing of Tax Returns......................... 23
     8.3   Tax Refunds, Carryovers, Carrybacks........................... 24
     8.4   Payments...................................................... 24
     8.5   Termination of Tax Allocation Agreement....................... 24
     8.6   Cooperation, Records.......................................... 25
     8.7   Contests...................................................... 25
     8.8   Resolution of Disagreements................................... 26
     8.9   Tax-Affecting Payments........................................ 26

ARTICLE IX............................................................... 26

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION............................. 26
     9.1   Survival...................................................... 26
     9.2   Indemnification by Seller..................................... 27
     9.3   Indemnification by Buyer...................................... 28
     9.4   Procedure for Indemnification................................. 28
     9.5   Indemnification Despite Negligence, Strict Liability
                 or Liability Without Fault.............................. 29

ARTICLE X................................................................ 29

MISCELLANEOUS............................................................ 29
     10.1  Notices....................................................... 29
     10.2  Entire Agreement.............................................. 30
     10.3  Binding Effect; Assignment; No Third Party Benefit............ 30
     10.4  Severability.................................................. 30
     10.5  GOVERNING LAW................................................. 30
     10.6  Descriptive Headings.......................................... 30
     10.7  Gender........................................................ 30
     10.8  References.................................................... 31
     10.9  Further Assurances............................................ 31
     10.10 Counterparts.................................................. 31
     10.11 Consent to Jurisdiction; Waivers.............................. 31

ARTICLE XI............................................................... 32

DEFINITIONS.............................................................. 32
     11.1  Certain Defined Terms......................................... 32
     11.2  Certain Additional Defined Terms.............................. 34

LIST OF EXHIBITS AND SCHEDULES...........................................S-i




                           STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 28, 1996, is between TRIANGLE PACIFIC CORP., a Delaware corporation ("Buyer"), and PREMARK INTERNATIONAL, INC., a Delaware corporation ("Seller").

     WHEREAS, Seller owns all the outstanding shares of Common Stock, par value $1.00 per share (the "Shares") of HARTCO FLOORING COMPANY, a Tennessee corporation and a wholly owned subsidiary of Seller (the "Company"); and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, Seller and the Company hereby agree as follows:




I.

                        TERMS OF THE TRANSACTION

     1    Stock to be Transferred.  At the closing of the transactions contemplated by this Agreement (the "Closing"), and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, deliver and convey (collectively, "transfer"), to Buyer, and Buyer shall purchase and acquire from Seller, all of the Shares, free of all Encumbrances (hereinafter defined). In acquiring the Shares, Buyer recognizes that the Company is a going concern and will remain subject to all of its liabilities, except as noted herein.

     2    Purchase Price and Payment.  In consideration of the transfer by
Seller to Buyer of the Shares, Buyer shall pay an aggregate purchase price (the "Purchase Price") equal to $35,790,000. The Purchase Price shall be paid by Buyer to Seller at the Closing, in immediately available funds by confirmed wire transfer to the bank account designated by Seller.

     3    Definitions.  All capitalized terms used in this Agreement and not otherwise defined are defined in Article XI of this Agreement.


II.

                                   CLOSING

     1    Time and Place of Closing.  The Closing of the transactions contemplated hereby shall take place (i) at the offices of Thompson & Knight, P.C., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, at 10:00 a.m., local time, on June 28, 1996, or (ii) at such other time or place or on such other date as Buyer and Seller shall agree. The date on which the Closing is required to take place is herein referred to as the "Closing Date". All Closing transactions shall be deemed to have occurred simultaneously.

     2    Effectiveness.  The transactions contemplated by this Agreement shall all become effective at the time all of the conditions set forth in
Article VI and Article VII have been satisfied or waived as provided in this Agreement.


III.

        REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

     Seller represents and warrants to Buyer that:

     1    Corporate Organization and Qualification.  The Company is a
corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve the Company are pending or threatened. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions set forth on Schedule 3.1, which are all the jurisdictions in which the failure to be so qualified or licensed would have a Material Adverse Effect.

     2    Charter and Bylaws.  The Company has delivered to Buyer accurate and complete copies of (i) the Certificate of Incorporation and Bylaws of the Company (certified by the secretary or an assistant secretary of the Company) as currently in effect, including all amendments thereto, (ii) the stock records of the Company, and (iii) the minutes of all meetings of the Company's Board of Directors, any committees of such Board, and the Company's shareholders (and all consents in lieu of such meetings) during the period from December 2, 1988 through the date hereof (the "Premark Period"), and all other minutes and consents in Seller's or the Company's possession. Such records, minutes, and consents accurately reflect the stock ownership of the Company and all actions taken by the Company's Board, any committees of such Board, and the Company's shareholders during the Premark Period. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

     3    Capitalization of the Company.  The authorized capital stock of the
Company consists of 200,000 shares of Common Stock, par value $1.00 per share, of which 65,700 shares are issued and outstanding and no shares are held in the Company's treasury. All outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. All issuances, sales, and repurchases by the Company of shares of its capital stock have been effected in compliance with all Applicable Laws, including without limitation applicable federal and state securities laws. The Shares constitute all the outstanding shares of capital stock of the Company. Except as set forth above in this Section there are outstanding (i) no voting securities or other shares of capital stock of the Company, (ii) no securities of the Company convertible into or exchangeable for voting securities or other shares of capital stock of the Company, (iii) no options or other rights to acquire from Seller or the Company, and no obligation of Seller or the Company to issue or sell, any voting securities or other shares of capital stock of the Company or any securities of the Company convertible into or exchangeable for such voting securities or capital stock, and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company. There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights. Neither Seller nor the Company is a party to, and neither is aware of, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of the Company's capital stock.

     4    Authority Relative to This Agreement.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Seller has full corporate power and corporate authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and each Ancillary Document executed or to be executed by Seller has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by
(i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     5    Noncontravention.  The execution, delivery, and performance by
Seller of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of or other governing instruments of Seller or the Company, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of, or notice to, any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller or the Company is a party or by which Seller or the Company, or any of their respective properties, may be bound or any Permit held by Seller or the Company, (iii) result in the creation or imposition of any Encumbrance upon the properties of Seller or the Company, (iv) result in the loss of any benefit to, or privilege or right of, the Company or otherwise attributable to the Business or any of the Assets, or (v) violate any Applicable Law binding upon Seller or the Company except, in the case of clause (ii) above, for (A) such consents, approvals, authorizations, and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given, and (B) such consents, approvals, authorizations, waivers, and notices disclosed on Schedule 3.5.

     6    Governmental Approvals.  Except as disclosed on Schedule 3.6, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Seller or the Company in connection with the execution, delivery, or performance by Seller and the Company of this Agreement and the Ancillary Documents to which either of them is a party or the consummation by them of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable requirements of the Securities Act or the Exchange Act;
(ii) compliance with any applicable state securities laws; (iii) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby; and (iv) such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect.

     7    Exclusive Operation of Business.  Seller does not have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture or other entity which is involved, directly or indirectly, in the conduct of the Business, other than the Company, and the Business is conducted solely and exclusively by the Company. The Company has no subsidiaries. In addition, the Company does not own, directly or indirectly, any capital stock or other securities of any corporation or have any direct or indirect equity or ownership interest in any other person.

     8    Shares.  Seller is the sole record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire good and marketable title to, the Shares, free and clear of all Encumbrances, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws.

     9    Financial Statements.  Seller has delivered to Buyer copies of (i)
the Company's unaudited balance sheets as of December 31, 1994 and December 30, 1995, (the "1995 Balance Sheet") and the related unaudited statements of income, stockholders' equity and cash flows for each of the years then ended (the "Annual Financial Statements"), and (ii) the Company's unaudited balance sheets as of May 26, 1995 and May 24, 1996 (the "Latest Balance Sheet", a copy of which is attached hereto as Schedule 3.9), and the related unaudited statements of income, stockholders' equity and cash flows for the five-month periods, then ended (the "Interim Financial Statements" and together with the Annual Financial Statements, the "Financial Statements").

     10   Conduct of Business.  Between June 20, 1996 and the Closing, the
Business has been operated in the ordinary course of business consistent with past practices.

     11   Books and Records.  All the books and records of the Company, including all personnel files, employee data, and other materials relating to employees, are substantially complete and correct, and have been maintained in all material respects in accordance with all Applicable Laws.

     12   Tax Matters.  Except as disclosed on Schedule 3.12:

          (a) Seller and the Company each has duly filed all federal, state, local, and foreign Tax Returns required to be filed by or with respect to it with the IRS or other applicable Taxing authority with respect to the Company and its Business, and no extensions with respect to such Tax Returns have been requested or granted;

          (b) Seller and the Company each has paid, or properly accounted for in the Financial Statements, all Taxes due, or claimed or asserted by any Taxing authority to be due, from or with respect to the Company;

          (c) there has been no issue raised or adjustment proposed (and none is pending) by the IRS or any other Taxing authority with respect to liabilities for Taxes of the Company;

          (d) to the best knowledge of Seller, the Company has made all deposits and payments required with respect to Taxes;

          (e) Seller has not filed a consent under Section 341(f) of the Code with respect to the Company or any of the Company's assets;

          (f) there are no liens with respect to Taxes (except for liens with respect to real property Taxes not yet due) upon any of the assets of the Company;

          (g) for all open tax years through the Closing Date, the Company has been or will be included in a consolidated federal income Tax Return which includes Seller. The Company has not filed a consolidated income tax return with any corporation, other than the consolidated federal and state income Tax Returns with Seller, for any taxable period which is not now closed by the applicable statute of limitations;

          (h) neither Seller nor the Company has entered into any closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of state or local Tax law) which will have any continuing effect with respect to the Company after the Closing Date;

          (i) the U.S. federal income Tax Returns of the Company and the Affiliated Group of which the Company is or has been a member have been audited or examined through 1990 by the IRS, and the statute of limitations has expired for all years through 1988;

          (j) the Tennessee and Kentucky state income Tax Returns of the Company have been audited or examined through the years 1990 and 1994, respectively. The statute of limitations has expired for all state income taxes of the Company for all years through 1988; and

          (k) the Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code and there is no application pending with any Taxing authority requesting permission for any changes in any accounting method of the Company.

     13   Compliance With Laws.  To the best knowledge of Seller and the
Company, except for any noncompliance as would not have a Material Adverse Effect, the Company is in compliance with all Applicable Laws relating to the ownership or operation of the Assets or the operation of the Business (including without limitation Applicable Laws relating to securities, properties, business operations, products, manufacturing processes, advertising and sales practices, employment practices, terms and conditions of employment, wages and hours, safety, occupational safety, health, environmental protection, product safety, and civil rights) and, to the best knowledge of Seller and the Company, the Company has complied with all such laws. The Company is not charged or, to the best knowledge of Seller and the Company, threatened with, or, to the best knowledge of Seller and the Company, under investigation with respect to, any alleged violation of any Applicable Law relating to any aspect of the ownership or operation of the Business.

     14 Legal Proceedings. Except as set forth on Schedule 3.14, (i) there are no Proceedings pending of which Seller or the Company has been notified or, to the best knowledge of Seller and the Company, which are threatened against or involving the Company (or any of its directors or officers in connection with the business or affairs of the Company) and (ii) no judgment, order, writ, injunction, or decree of any Governmental Entity has been issued or entered against the Company or any of its affiliates which continues to be in effect with respect to or affecting the Assets or the operation of the
Business.   There are no Proceedings pending or, to the best knowledge of
Seller and the Company, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     15   Illegal Payments.  To the best knowledge of Seller and the Company, none of Seller or the Company or any director, officer, employee, or agent of Seller or the Company has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Company, which Seller or the Company or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any Applicable Law.

     16   Title to Properties.  The Company (i) owns and has good and marketable title, and in the case of real property insurable title, to all properties (real, personal, and mixed, tangible and intangible) it owns or purports to own, including without limitation the properties reflected in its books and records and in the Latest Balance Sheet, free and clear of all Encumbrances, except the Permitted Encumbrances and as disclosed on Schedule 3.16, and (ii) owns or has a valid leasehold interest in all assets and properties used in the normal operation of the Business, as presently conducted. Except as disclosed on Schedule 3.16, no financing statement (or other instrument sufficient or effective as a financing statement) under the Uniform Commercial Code with respect to any properties of the Company has been filed and is effective in Tennessee or Kentucky, and neither Seller nor the Company has signed any such financing statement (or other instrument) or any mortgage or security agreement granting any security interest in any of the Assets or authorizing any secured party thereunder to file any such financing statement (or other instrument). Any interest of Seller or any of its affiliates in any Intellectual Property or other Assets owned or used by the Company has been assigned by Seller or such affiliate to the Company prior to the Closing.

     17   Real Property.

          (A) Set forth on Schedule 3.17 is a list, by street address of all real property owned or leased by the Company (for purposes of this Section, the "Real Property"). The Real Property is all the real property owned or leased by the Company and used or held for use in connection with the operation of the Business. There are no persons (other than the Company) in possession of any portion of the Real Property as lessees, tenants at sufferance, or trespassers, nor does any person (other than the Company) have a lease, tenancy, or other right of occupancy or use of any portion of the Real Property, except as specified on Schedule 3.17.

          (b) To the best knowledge of Seller and the Company, all the Real Property is zoned for the various purposes for which such Real Property is being used.

          (c) Seller and the Company have delivered to Buyer accurate and complete copies of all title insurance commitments, other title documents, surveys, certificates of occupancy, and Permits in the possession of Seller or the Company relating to the Real Property.

          (d) Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Code.

     18   Tangible Personal Property.  Attached hereto as part of Schedule
3.18 is a recent list prepared by Seller or the Company for use in calculating depreciation. Except as set forth on Schedule 3.18, the motor vehicles and rolling stock owned or leased by the Company are utilized solely for the transportation by the Company, for its own account and not for the account of others, of inventories, supplies, and other items relating to the operation of the Company's Business, and such activities do not require the obtainment of any Permit.

     19   Leased Property.  Set forth on Schedule 3.19 is a list of all leases under which the Company is the lessee of real or personal property. Except as set forth on Schedule 3.19, the Company has good and valid leasehold interests in all such properties held by it under lease. The Company has been in peaceable possession (or remedied any claims relating thereto) of the property covered by each such lease since the commencement of the original term of such lease. No waiver, indulgence, or postponement of the Company's obligations under any such lease has been granted by the lessor or of the lessor's obligations thereunder by the Company. The Company is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by the Company under, any of such leases, and the Company has not received any notice from, or given any notice to, any lessor indicating that the Company or such lessor is in breach of or in default under any of such leases. To the best knowledge of Seller and the Company, none of the lessors under any of such leases is in breach thereof or in default thereunder. The Company has full right and power to occupy or possess, as the case may be, all the property covered by each such lease.

     20   Bank Accounts and Powers of Attorney.  Set forth on Schedule 3.20 are (i) the name and address of each bank or other financial institution with which the Company has an account or safe deposit box or vault, the account and safe deposit box and vault numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto,
(ii) the names of all persons authorized to borrow funds on behalf of the Company and the names and addresses of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding proxies, powers of attorney, or other like instruments from the Company. No such proxies, powers of attorney, or other like instruments are irrevocable.

     21   Brokerage Fees.  Neither Seller nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Seller shall indemnify and hold harmless Buyer from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Seller or any of its affiliates.

     22   Intellectual Property.

          (a) Set forth on Schedule 3.22 is (i) a list of all patents and trademarks owned, held or used by the Company; (ii) the owner of each such patent and each such trademark that is registered; (iii) the jurisdictions, if any, by or in which each such patent or trademark has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and
(iv) all licenses, sublicenses, and other agreements to which the Company is a party and pursuant to which the Company or any other person is authorized to use any item of Intellectual Property owned, held or used by the Company, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty, and the term thereof.

          (b) To the best knowledge of Seller and the Company, (i) the Company has good and marketable title to or is validly licensed to use all Intellectual Property necessary for the operation of the Business as presently conducted, (ii) each item of such Intellectual Property is in full force and effect, (iii) the Company is in compliance with all its obligations with respect thereto, and (iv) no event has occurred which permits, or upon the giving of notice or the passage of time or otherwise would permit, the revocation or termination of any thereof. To the best knowledge of Seller and the Company, none of such Intellectual Property is being infringed upon by any other person. None of such Intellectual Property is subject to any agreement, arrangement, or understanding, written or oral, restricting the scope or use thereof. To the best knowledge of Seller and the Company, the conduct of the Business at any time prior to the Closing Date did not, and the conduct of the Business as of the date hereof does not, infringe upon or otherwise misappropriate any Intellectual Property of any other person.

     23   Permits.  Set forth on Schedule 3.23 is a list of all Permits held by the Company, which are all the Permits necessary or required for the ownership and operation of the Assets and the conduct of the Business of the Company as currently conducted, except for any Permits as to which the Company's failure to have such Permit would not have a Material Adverse Effect. Each of such Permits is in full force and effect, the Company is in compliance with all its obligations with respect thereto, and, to the best knowledge of Seller and the Company, no event has occurred which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any thereof. Except as disclosed on
Schedule 3.23, no notice has been issued by any Governmental Entity with respect to any alleged failure by the Company to have any Permit or any alleged failure by the Company to comply with any Permit.

     24   Contracts and Agreements.

          (a) Except as disclosed on another Schedule to this Agreement, set forth on Schedule 3.24 is a list of all the following leases, contracts, agreements, arrangements, and understandings (collectively, for purposes of this Section, "agreements") to which the Company is a party or by which the Company, the Business or any of the Assets is otherwise bound:

          (i) collective bargaining agreements, labor union contracts and similar agreements with employees as a group;

          (ii) employee benefit agreements, trusts, plans, funds, or other arrangements of any nature;

          (iii) agreements with any current or former owner, director, officer, employee, consultant, or advisor or any of such person's affiliates;

          (iv) agreements between or among the Company and any of its affiliates;

          (v) indentures, mortgages, security agreements, notes, loan or credit agreements, or other agreements relating to the borrowing of money by the Company, the direct or indirect guarantee or assumption by the Company of any obligation of others, or the direct or indirect guarantee or assumption by any party of any obligation of the Company;

          (vi) agreements relating to the acquisition or disposition of assets, other than in the ordinary course of business;

          (vii) agreements relating to the acquisition or disposition of any interest in any business enterprise;

          (viii) agreements concerning the management or operation of any real property (other than routine maintenance contracts);

          (ix)    long-term supply agreements and purchase commitments;

          (x) broker, distributor, dealer, manufacturer's representative, sales, agency and research and development agreements;

          (xi) sales promotion, advertising, market research, marketing, consulting, maintenance, service, and repair agreements (except any such agreements that can be terminated by the Company without penalty on thirty
(30) days notice);

          (xii)   partnership, joint venture, and profit sharing agreements;

          (xiii)  agreements with any Governmental Entity;

          (xiv) agreements relating to the release or disposal of hazardous material (as such term is defined in Section 11.1);

          (xv) agreements in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any other person, and either
(A) entered into in the last five (5) years and requiring a payment by the Company of $10,000 or more, or (B) under which the Company has any continuing obligations;

          (xvi) agreements containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any other person in any geographic area or during any period of time;

          (xvii) powers of attorney granted by the Company in favor of any person; and

          (xviii) other agreements, whether or not made in the ordinary course of business, that are material to the Business, Assets, results of operations, condition (financial or otherwise), or prospects of the Company.

     (b) Either Seller or the Company has delivered to Buyer accurate and complete copies of the agreements listed on Schedule 3.24. Each of such agreements is a valid and binding agreement of the Company, enforceable in accordance with its terms. The Company is not in breach of or in default under, nor has any event occurred which (with or without the giving of notice or the passage of time or both) would constitute a default by the Company under, any material provision of any of such agreements, and the Company has not received any notice from, or given any notice to, any other party indicating that the Company is in breach of or in default under any such provision of any of such agreements. To the best knowledge of Seller and the Company, no other party to any of such agreements is in breach of or in default under such agreements, nor has any assertion been made by Seller or the Company of any such breach or default.

     (c) Except for the exercise of any right or any amendment or change that would not have a Material Adverse Effect, (i) neither Seller nor the Company has received notice of any plan or intention of any other party to any agreement to exercise any right of offset with respect to, or any right to cancel or terminate, any agreement, and neither Seller nor the Company know of any fact or circumstance that would justify the exercise by any such other party of such a right other than the automatic termination of such agreement in accordance with its terms, and (ii) neither Seller nor the Company currently contemplate, or have reason to believe any other person currently contemplates, any amendment or change to any agreement.

     25   ERISA.

          (a) Set forth on Schedule 3.25 is a list identifying each "employee benefit plan", as defined in Section 3(3) of ERISA, in which any one or more employees or former employees of the Company participate or under which the Company has any liability. The Company has delivered to Buyer accurate and complete copies of such plans (and, if applicable, the related trust agreements) and all amendments thereto and written interpretations thereof (such as summary plan descriptions), together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to in this Section as the "Employee Plans". For purposes of this Section only, an "affiliate" of any person means any other person which, together with such person, would be treated as a single employer under Section 414 of the Code. The only Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified as such on Schedule 3.25.

     (b) Except as otherwise identified on Schedule 3.25, (i) no Employee Plan constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (for purposes of this Section, a "Multiemployer Plan"), (ii) no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code, (iii) no Employee Plan is subject to Title IV of ERISA or to the minimum funding standards of ERISA or the Code, and (iv) during the past five years, the Company has not made or been required to make contributions to any Multiemployer Plan. There are no accumulated funding deficiencies as defined in Section 412 of the Code (whether or not waived) with respect to any plan maintained, administered or contributed to by Seller or its affiliates. The fair market value of the assets held with respect to each Employee Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA, equals the value of all benefit liabilities accrued under such Employee Plan (whether or not vested). Neither Seller nor any of its affiliates have incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA. The Company and all of the affiliates of the Company have paid and discharged promptly when due all liabilities and obligations arising under ERISA or the Code of a character which if unpaid or unperformed might result in the imposition of a lien against any of the assets of the Company. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any director or officer of the Company subject to any liability under Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code. There are no claims pending or to the knowledge of Seller or its affiliates threatened by any participant in the Employee Plans alleging a breach or breaches of fiduciary duties or violations of the terms of the plans or Applicable Laws which could result in liability on the part of such Employee Plans, under ERISA or any other Applicable Law and to the best knowledge of Seller there is no basis for any such claim as it relates to the employees of the Company.

     (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified since the date of its adoption, and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. Seller has provided to Buyer copies of the most recent IRS determination letters with respect to any such Plans. Each Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by all Applicable Laws, including but not limited to ERISA and the Code, which are applicable to such Plans.

     (d)  To the extent not listed on Schedule 3.24, there is set forth on
Schedule 3.25 a list of each employment, severance, or other contract, arrangement, or policy, and each plan or arrangement (written or oral) providing for employee benefit insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits which is not an Employee Plan, and which covers any one or more employees or former employees of the Company or under which the Company has any liability. Such contracts, plans, and arrangements as are described in the preceding sentence are referred to for purposes of this Section as the "Benefit Arrangements". Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by Applicable Laws.

     (e) Neither the Company nor any affiliate of the Company has performed any act or failed to perform any act, and there is no contract, agreement, plan, or arrangement covering any employee or former employee of the Company or any affiliate of the Company, that, individually or collectively, could give rise to the payment of any amount by the Company that would not be deductible pursuant to the terms of Section 162(a)(1), 162(m) or 280G of the Code, or could give rise to any penalty or excise tax pursuant to Section 4980B or 4999 of the Code.

     (f) Except as disclosed on Schedule 3.25, there has been no amendment, written interpretation, or announcement (whether or not written) by the Company or any affiliate of the Company of or relating to, or change in coverage under, any Employee Plan or Benefit Arrangement which would increase the expense of maintaining such Employee Plan or Benefit Arrangement as it applies to the employees of the Company above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1995.

     (g) Except as set forth on Schedule 3.25, the Company is not obligated to provide to any employee or former employee of the Company or any other employer, or the spouse, family members or beneficiaries of any such employee or former employee, any post-employment or post-retirement health, life insurance, accident or other welfare-type benefits, other than as required by
Part 6 of Title I of ERISA or Section 4980B of the Code.

     26   Labor Relations.  Except as disclosed on Schedule 3.26, (i) there are no collective bargaining agreements, labor union contracts or similar agreements applicable to any employees to or by which the Company is a party or is bound, no such agreement or contract has been requested by any employee or group of employees of the Company, and no discussions have occurred with respect thereto by management of the Company with any such employees; (ii) no employees of the Company are represented by any labor organization, collective bargaining representative, or group of employees; (iii) no labor organization, collective bargaining representative, or group of employees claims to represent a majority of the employees of the Company in an appropriate unit of the Company; (iv) the Company is not aware of or involved with any representational campaign or other organizing activities by any union or other organization or group seeking to become the collective bargaining representative of any of the employees of the Company; (v) the Company is not obligated to bargain collectively with respect to wages, hours, and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative, or group of employees representing employees of the Company; and (vi) since January 1, 1994, there have been no significant labor disputes, strikes, work stoppages, work slowdowns, lockouts, or similar matters involving any such employees.

     27   Employees.

     (a) Set forth on Schedule 3.27 is a list of all directors and officers of the Company.

     (b) Except as disclosed on Schedule 3.27, no severance payment, stay-on or incentive payment, or similar obligation will be owed by the Company to any of its directors, officers, or employees upon consummation of, or as a result of, the transactions contemplated by this Agreement, nor will any such director, officer, or employee be entitled to severance payments or other benefits as a result of the transactions contemplated by this Agreement in the event of the subsequent termination of his or her employment.

     28   Insider Interests.  Except as disclosed on Schedule 3.28, no Insider is presently directly, or to the best knowledge of Seller and the Company indirectly, a party to any transaction or agreement with the Company, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, use of real or personal property by, or otherwise requiring payments to, any Insider. As used herein, "Insider" means any director, officer, or management employee of the Company or Seller or any former owner of an interest in the Company. Also set forth on Schedule
3.28 is a complete list of all agreements relating to Seller's acquisition of the Company, accurate and complete copies of which have been delivered to Buyer. To the best knowledge of Seller and the Company, no director, officer, or management employee of the Company or Seller owns any interest in, or serves as a director, officer, or management employee of, any customer, supplier, or competitor of the Company (other than an interest in a public corporation which does not exceed one percent (1%) of its outstanding securities). All intercompany accounts, agreements and understandings between the Company and Seller or any direct or indirect subsidiary of Seller (other than the Company) shall be terminated effective as of the Closing, except for those created in connection with Seller's purchase of $5,400,000 aggregate principal amount of Kentucky Rural Economic Development Authority Taxable Revenue Bonds (Tibbals Flooring Co. Project) dated November 9, 1989, maturing on November 9, 2014 and bearing interest at the rate of 10% per annum (the "KREDA Bonds") and existing pursuant to that certain Bond Purchase Agreement dated November 9, 1989 by and among KREDA, Seller and the Company.

     29   Insurance.  During the past three years, no application for insurance with respect to the Business or any of the Assets has been denied for any reason, and no policy for any such insurance has been cancelled by the insurer.


IV.

               REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that:

     1    Corporate Organization.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted.

     2    Authority Relative to This Agreement.  Buyer has full corporate power and corporate authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes, and each Ancillary Document executed or to be executed by Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by
(i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances and (iii) public policy considerations with respect to the enforceability of rights of indemnification.

     3    Noncontravention.  The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the charter or bylaws of Buyer, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, or require any consent, approval, authorization, or waiver of any party to, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound or any Permit held by Buyer, (iii) result in the creation or imposition of any Encumbrance upon the properties of Buyer, or (iv) violate any Applicable Law binding upon Buyer.

     4    Governmental Approvals.  No consent, approval, order, or
authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (i) compliance with any applicable requirements of the Exchange Act; (ii) as set forth on
Schedule 4.4; (iii) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby; and (iv) such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations, condition (financial or otherwise), or prospects of Buyer and its subsidiaries considered as a whole or on the ability of Buyer to consummate the transactions contemplated hereby.

     5    Legal Proceedings.  There are no Proceedings pending or, to the best knowledge of Buyer, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

     6    Brokerage Fees.  Neither Buyer nor any of its affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or any transaction contemplated hereby. Buyer shall indemnify and hold harmless Seller and the Company from and against any and all losses, claims, damages, and liabilities (including legal and other expenses reasonably incurred in connection with investigating or defending any claims or actions) with respect to any finder's fee, brokerage commission, or similar payment in connection with any transaction contemplated hereby asserted by any person on the basis of any act or statement made or alleged to have been made by Buyer or any of its affiliates.

     7    Investment Intent.  Buyer is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.


V.

                        ADDITIONAL AGREEMENTS

     1    Goodwill, Customers and Employees.

          (a) Seller acknowledges that in consideration of the payment of the Purchase Price, Buyer is acquiring the goodwill of the Company and the Business, including complete ownership and control thereof and of all appurtenant rights and interests. Therefore, Seller agrees that for a period commencing upon the Closing Date and ending upon the tenth anniversary thereof, unless otherwise extended pursuant to the terms of this Section 5.1, Seller will not, directly or indirectly, engage or participate in the manufacture or distribution of natural hardwood flooring as that business is currently conducted by the Company, in the United States, Canada or Mexico. Seller further agrees, that for a period commencing upon the Closing Date and ending on the fifth anniversary thereof, unless otherwise extended pursuant to the terms of this Section 5.1, Seller will not, directly or indirectly, use a natural hardwood veneer as a decorative surface layer in other types of flooring. The provisions of Section 5.1(a) shall not apply to (i) any flooring products in which the decorative surface layer is composed of materials other than natural hardwood, (ii) any flooring products employing photographic or other reproductions or simulations of wood; or (iii) natural hardwood accessories such as moldings and edges.

          (b) Notwithstanding the foregoing, the provisions of Section 5.1(a) shall not apply to the acquisition by Seller of the business of an existing company which, at the time of the acquisition, operates a hardwood flooring business which is secondary to its primary product lines; provided that, in the event of such a hardwood flooring acquisition, Seller agrees to meet with Buyer to discuss in good faith the possible sale of such business to Buyer; provided further, Seller will, if possible, attempt to initiate such discussions prior to completing the acquisition.

          (c) In addition, Seller shall not, directly or indirectly, for a period commencing upon the Closing Date and ending upon the tenth anniversary thereof, either directly or indirectly, (i) make known to any person the names and addresses of any of the customers of the Company or contacts of the Company within the industry or any other information pertaining to such customers or contacts, or (ii) make any use, for its or any other person's benefit, or disclose to any person any of the Company's Intellectual Property, or (iii) call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers of the Company whether for the benefit of Seller or of any other person; provided, Buyer recognizes that Seller owns Florida Tile Industries, Inc. and Wilsonart International, Inc., and agrees that the provisions of this Section 5.1(c)(i) and (iii) shall not prohibit Florida Tile or Wilsonart from making use of knowledge (x) obtained by them prior to Closing in the ordinary course of business or (y) obtained by them after the Closing other than through the Company.

          (d) Seller agrees that, for a period of two (2) years from and after the Closing Date, neither Seller nor any of its affiliates will solicit to employ (as an employee, consultant, independent contractor or otherwise) any employee of the Company.

          (e) Seller agrees that a breach or violation of this Section 5.1 by Seller shall entitle Buyer, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation hereof. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Buyer may show itself justly entitled. Further, during any period in which Seller is in breach of any of the covenants set forth in this Section 5.1, the time period of such covenant shall be extended for an amount of time equal to that during which Seller is in breach thereof.

          (f) The covenants and agreements contained in this Section 5.1 on the part of Seller will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Seller against the Company or Buyer or any officer, director, or shareholder of the Company or Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants and agreements of Seller contained in this Section 5.1.

          (g)  If Seller violates any covenant or agreement contained in this
Section 5.1 and Buyer brings legal action for injunctive or other relief, Buyer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant or agreement. Accordingly, the covenants and agreements of Seller contained in this Section
5.1 shall be deemed to have durations as specified above, which periods shall not include any period of noncompliance.

          (h) The parties to this Agreement agree that the limitations contained in this Section 5.1 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any covenant or agreement in this Section 5.1 is unenforceable, it is the intention of the parties that such provision shall not thereby be terminated but shall be reformed and deemed amended to the extent required to render it valid and enforceable.

          (i)  The covenants and agreements of Seller contained in this
Section 5.1 may be assigned by Buyer to any person to whom the business and assets of the Company are transferred substantially as an entirety, it being the intention of the parties hereto that such covenants and agreements shall inure to the benefit of any successor to the business and assets of the Company, with the same force and effect as if such covenants and agreements had been made directly to such successor or successors.

     2    Employee and Employee Benefit Plan Matters.

          (a) Certain salaried and hourly non-union employees of the Company currently participate in the Premark International, Inc. Retirement Savings Plan (the "Non-Union Plan"). Prior to June 28, 1996, Buyer agrees, or will cause the Company, to take all action as may be necessary and appropriate to establish a similar plan and related trust for employees and former employees of the Company who participate in the Non-Union Plan ("Participants"). Seller agrees to take all such action as may be necessary or appropriate to cause the trustee of the Premark International, Inc. Master Defined Contribution Trust to effect a transfer of cash equal to the value of the Participants' account balances in the Non-Union Plan as of the close of business on June 28, 1996 (including any earnings for periods through the close of business on June 28, 1996 and contributions deducted from, and matching contributions related thereto, payrolls issued on or before June 28, 1996, but not yet credited as of the close of business on June 28, 1996) to the new trust established by the Buyer, with such transfer to be effected on or before July 1, 1996.

          (b) The bargaining unit employees of the Company currently participate in the Hartco Flooring Company Bargaining Employees' Retirement Savings Plan (the "Bargaining Employees' Plan"). Buyer and Seller agree to take all such action as may be necessary or appropriate to cause the Company to assume said Bargaining Employees' Plan and be substituted for Seller, including being named as the sponsoring employer, effective as of the Closing Date. Seller agrees to cause the trustee under the Premark International, Inc. Master Defined Contribution Trust Agreement to transfer to a new trust established to fund the Bargaining Employees' Plan cash equal to the value of the assets of the Bargaining Employees' Plan, as of the Closing Date. Not later than July 1, 1996, a transfer of the estimated value of the assets will be made to said new trust. As soon as practicable thereafter, but not later than July 31, 1996, the actual value of the assets as of June 28, 1996 (including any earnings for periods through the close of business on June 28, 1996 and contributions deducted from, and matching contributions related thereto, payrolls issued on or before June 28, 1996, but not yet credited as of the close of business on June 28, 1996) will be determined and cash equal to the value of the balance of the assets will be transferred to the new trust. Seller agrees to make available to the Company and Buyer all such data and other information as may be necessary or appropriate for Buyer and the Company to properly maintain and administer the Bargaining Employees' Plan on and after the Closing Date.

          (c) Buyer agrees that with respect to all employee benefit plans, programs and policies of the Company from and after June 28, 1996, the Company shall recognize employees' service before the Closing Date for purposes of vesting and eligibility, and with respect to welfare plans, shall to the extent practicable provide benefits without interruption solely as a result of the transfer of the Company to Buyer. Buyer agrees to cause the benefit plans adopted by the Company on or after the Closing to assume any and all obligations arising from and after the Closing Date for pending claims attributable to employees and retirees of the Company under employee welfare benefit plans (including claims incurred, but not reported) and all obligations to provide post-retirement or post-employment medical, health, dental or life insurance coverage for employees of the Company who terminate employment on or before the Closing Date.

          (d) Except as provided above, Seller agrees to take all such action and to cause the Company to take all such action as may be necessary or appropriate to withdraw from or terminate all other employee benefit plans, agreements and arrangements covering employees of the Company effective as of the Closing Date. Seller agrees to assume any and all costs, expenses (including reasonable attorneys fees), damages, losses and other liabilities arising directly or indirectly from actions or inactions of Seller, the Company and their affiliates on or prior to the Closing with respect to the Non-Union Plan and the Bargaining Employees' Plan, including but not limited to costs, expenses (including reasonable attorneys fees), damages, losses and other liabilities resulting from a violation of ERISA or failure to comply with the requirements applicable to tax-qualified employee benefit plans under the Code. Seller agrees to make available to the Company and Buyer all such data and information as may be necessary or appropriate for Buyer and the Company to effect a proper transition of employee benefits for the employees of the Company on and after the Closing Date.

     3    Related Transactions.  Seller shall sell the KREDA Bonds to Buyer at the Closing for a purchase price equal to the aggregate amount of principal and accrued interest payable on the KREDA Bonds as of the Closing Date and recorded as a liability of the Company as of such date, upon payment by Buyer of such purchase price in immediately available funds by confirmed wire transfer to the bank account designated by Seller.

     4    Dispute Resolution.  If any dispute or disagreement arises between
Buyer and Seller under this Agreement (any such dispute or disagreement being referred to as a "Dispute"), and Buyer and Seller are unable to resolve such Dispute within the time period prescribed elsewhere in this Agreement (or if no such time period is prescribed, within thirty (30) days after the date written notice of the Dispute is given by Buyer or Seller), an arbitrator agreed upon by Buyer and Seller (the "Arbitrator") shall be employed hereunder to settle such Dispute as soon as practicable. In the event that the parties are unable to agree upon the appointment of such an arbitrator within five (5) business days, then each party shall within three (3) calendar days appoint an independent arbitrator of its choice, which independent arbitrators shall agree within three (3) business days on the appointment of a third independent arbitrator to whom the Dispute shall be submitted. Buyer and Seller shall submit the Dispute to the Arbitrator within three (3) business days of its appointment and shall cooperate with each other and otherwise use their reasonable best efforts to cause the Arbitrator to make its decision within sixty (60) days after referral of a Dispute to it. The Arbitrator shall have access to all documents and facilities necessary to perform its function as arbitrator. The Arbitrator's determination with respect to any Dispute shall be final and binding upon the parties hereto. Seller, Buyer or both shall pay the fees and expenses of the Arbitrator for its services, as determined by the Arbitrator, based on the relative merits of their positions.

     5    Bank Account Balances.

          (a) Seller shall be entitled to all cash balances as of the close of business on June 28, 1996, including, without limitation, cash balances representing deposited checks or drafts for which only a provisional credit has been allowed in the depository accounts of the Company.

          (b) Seller shall be responsible for all checks or drafts issued up to the close of business on June 28, 1996, against the disbursement accounts of the Company, which checks or drafts have not been charged against said disbursement accounts on or prior to the close of business on June 28, 1996. On the Closing Date, Seller shall deposit into the payroll disbursement account an amount equal to the aggregate amount of all such outstanding checks and drafts issued against it prior to Closing.


VI.

                    CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     1    Opinion of Counsel to Buyer.  Seller shall have received an opinion of Thompson & Knight, P.C., legal counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Seller.


VII.

                      CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

     1    Certificate.  Buyer shall have received a certificate executed by
Seller, and on behalf of the Company by the chief executive and chief financial officers of the Company, dated the Closing Date, representing and certifying that (i) all the representations and warranties of Seller contained in this Agreement, and in any agreement, instrument, or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date are true and correct on and as of the Closing Date and (ii) Seller has performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     2    Opinion of Counsel to Seller.  Buyer shall have received an opinion of John Costigan, General Counsel of Seller, dated the Closing Date, in form and substance reasonably satisfactory to counsel for Seller.

     3    Other Documents.  Buyer shall have received the certificates, instruments, and documents listed below:

          (a) The certificate in Seller's name representing the Shares duly endorsed for transfer to Buyer accompanied by an appropriate stock power.

          (b) The minute books, stock records, and corporate seal of the Company, certified as complete and correct as of the Closing Date by the secretary or an assistant secretary of the Company.

          (c) All the Company's books and records, including without limitation minute books, corporate charter, bylaws, stock records, bank account records, accounting and tax records, computer records, and all contracts with third parties.

          (d) The written resignation from the Board of Directors of the Company of each member of such Board, such resignation to be effective concurrently with the Closing on the Closing Date.

          (e) The written resignation as an officer of the Company of each of the officers named on Schedule 7.3, such resignation to be effective concurrently with the Closing on the Closing Date.


VIII.

                                 TAX MATTERS

     1    Liability for Taxes.

          (a) Taxable Periods Ending on or Before the Closing Date. Seller shall be solely liable for all Taxes of the Company due for all Taxable years and periods ending on or before the Closing Date; provided, however, Seller shall not be liable for any Taxes resulting from any action by the Company or the Buyer taken after the Closing, including without limitation, any election made by the Buyer under Section 338(g) of the Code. Federal income Taxes for any Short Period shall be computed in accordance with Applicable Laws, including Treasury Regulation Section 1.1502-76. Buyer hereby agrees to take no position inconsistent with treating the Company as a member of the Affiliated Group of which Seller is a member for all periods ending on or before the Closing Date. Seller shall be liable for, and shall indemnify and hold harmless Buyer and the Company, against, all Taxes that may be imposed under Treasury Regulation Section 1.1502-6 attributable to any Affiliated Group of which the Company was a member prior to the Closing Date.

          (b) Taxable Periods Commencing After the Closing Date. The Company shall be solely liable for all Taxes of the Company for all Taxable years and periods commencing after the Closing Date. Buyer shall indemnify and hold harmless Seller against, any and all Taxes for any Taxable year or Taxable period commencing after the Closing Date due or payable by the Company. Federal income Taxes for any Short Period shall be computed in accordance with Applicable Laws, including Treasury Regulation Section 1.1502-76.

          (c) Taxable Periods Commencing Before and Ending After the Closing Date. Buyer shall cause the Company to pay all Taxes due for any Taxable year or Taxable period commencing before and ending after the Closing Date (the "Straddle Period"). Seller shall pay to the Company an amount equal to the excess, if any, of (i) the Taxes that would have been due if the Straddle Period had ended on the Closing Date (using an interim-closing-of-the-books method except that exemptions, allowances, and deductions that are otherwise calculated on an annual basis (such as deductions for real estate Taxes, depreciation, and depletion) shall be apportioned on a per diem basis) over
(ii) the sum of the Taxes for the Straddle Period (A) which have been specifically reserved for on the Closing Balance Sheet or (B) paid prior to the Closing Date by the Company or by Seller or an affiliate thereof with respect to the Company; provided, however, if (ii) is greater than (i), the difference between (ii) and (i) shall be paid to the Seller.

          (d) Inter-Period Tax Adjustment. If the Seller incurs an increase in income Tax as a result of an examination by a Taxing authority for any Taxable period ending after 1990 and on or before the Closing Date, and such increase in Tax is a result of an adjustment originating in such Taxable period, then to the extent the adjustment results in a depreciation or amortization deduction in the Tax Return of the Buyer or the Company for any of the 10 Taxable periods beginning after the Closing Date, the Buyer or the Company shall make a payment to the Seller for each taxable year in an amount equal to the actual Tax benefit of the depreciation or amortization deductions to Buyer or the Company in such year. Any such payment shall be made by Buyer to Seller no later than 30 days after the filing of the Tax Return on which Buyer claims the depreciation or amortization deduction (or if no such Tax Return is required to be filed, within 30 days of receiving such Tax benefit). Within 30 days of filing its Tax Return, (or otherwise receiving such Tax benefit) for each of the ten (10) Taxable periods beginning after the Closing Date, Buyer shall provide Seller with a calculation of the amount of the payment required (if any), under this Section 8.1(d), or a certificate signed by an officer of the Buyer that no such payment is required.

     2    Preparation and Filing of Tax Returns.

          (a) Taxable Periods ending On or Before the Closing Date. Seller shall prepare and file all consolidated federal income Tax Returns, and all state joint income and franchise Tax Returns required to be filed with respect to the Company for all Taxable periods ending on or before the Closing Date. Seller shall also prepare all separate 1995 state and local income Tax Returns with respect to the Company for all taxable periods ending on or before Closing Date. Seller shall either present such returns to Buyer for filing, accompanied by an officer's certification that such returns are true and accurate, or Buyer shall give Seller an appropriate power of attorney to enable Seller to file such returns. With respect to all 1995 Tax Returns which have not been filed as of the Closing Date, Buyer shall provide Seller with true and correct federal, state, and local income tax workpapers no later than July 31, 1996. With respect to 1996 Tax Returns for periods ending on or before the Closing Date, Buyer agrees to provide Seller with true and correct federal, state, and local income tax workpapers no later than April 30, 1997. Such workpapers shall include information to compute the Short Period Taxes as described in Section 8.1(a).

          (b) Taxable Periods Commencing After the Closing Date. Buyer shall cause to be prepared and duly filed all Tax Returns of the Company for Taxable periods commencing after the Closing Date. Buyer shall pay or cause to be paid all Taxes shown on such Tax Returns for all periods covered by such Tax Returns.

          (c) Taxable Periods Commencing Before and Ending After the Closing Date. Buyer shall cause to be prepared and duly filed all separate state and local income Tax Returns for periods commencing before and ending after the Closing Date. To the extent any additional Taxes are due by Seller, for such periods, payment shall be made in accordance with Section 8.4. Buyer shall provide Seller with copies of the final Tax Returns, and true and correct workpapers which include information to compute the Straddle Period Taxes as described in Section 8.1(c) at least 30 days prior to the due date for filing such returns. Seller shall have the right to review such returns. Seller and the Buyer agree to consult and resolve in good faith any issues arising as a result of the review of such returns. Buyer shall cause to be prepared and duly filed all other Tax Returns, if any, for periods commencing before and ending after the Closing Date.

          (d) Consistency of Accounting Methods. Any Short Period or Straddle Period Tax Returns shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable laws). In the event the party preparing a Short Period or Straddle Period Tax Return reports items in a manner inconsistent with that used in such past Tax accounting practices, then the other party shall only be responsible for the amount of Taxes that would have been owed if such Tax Returns had been prepared in a manner consistent with such past Tax accounting practices.

     3    Tax Refunds, Carryovers, Carrybacks.

          (a) Refunds. Seller shall be entitled to any refund or overpayment of Taxes attributable to the Company with respect to periods ending on or before the Closing Date. Refunds or overpayments for periods commencing before and ending after the Closing Date shall be allocated between the Buyer and the Seller in accordance with the Straddle Period provision in Section 8.1(c). Refunds or overpayments (or portions thereof) due Seller shall be remitted to Seller within 30 days after receipt.

          (b) Carryovers, Carrybacks. Buyer shall be entitled to any refunds of Taxes attributable to carryovers of losses, credits, etc. from separate state income tax returns for periods ending on or before the Closing Date. Seller shall be required to pay to the Buyer or the Company any refund or overpayment of Taxes that result from the carryback to any taxable period beginning prior to the Closing Date of any net operating loss, capital loss or tax credit attributable to the Company in any taxable period beginning after the Closing Date.

     4    Payments.  With respect to any Tax Returns filed under this Article
VIII, the party that is not responsible for filing such returns will make any payment required under this Article VIII to the party filing such Tax Return within 30 days of receiving the Tax Return as filed.

     5    Termination of Tax Allocation Agreement.  Effective as of the
Closing Date, all liabilities and obligations between the Company and the other members of the former Affiliated Group of which Seller was a member under any Tax allocation agreement or other similar arrangement in effect prior to the Closing Date shall be extinguished in full and any liabilities or rights existing under any such agreement or arrangement shall terminate and shall no longer be enforceable. Seller shall indemnify and hold harmless Buyer and the Company for any claim under any Tax allocation agreement or other similar arrangement.

     6    Cooperation, Records.

          (a) Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and other records) and assistance as is reasonably necessary for the filing of any return, amended return or claim for refund, for the preparation for or conduct of any audit, and for the prosecution or defense of any claim, suit, or proceeding relating to any proposed Tax adjustment. Buyer and Seller shall cooperate with each other in the conduct of any audit or other similar proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out this intent.

          (b) Buyer and Seller shall each promptly give written notice to the other of any examination, audit, inquiry, or proposed or actual assessment by a federal, state, or local Taxing authority covering any potential liability for Taxes where a right may exist of one party to demand payment for such Tax from, or be indemnified by, the other party.

          (c) Buyer and Seller shall keep in their possession all Tax Records relating to Taxes for which the other party may have liability under this Agreement, until the expiration of any applicable statute of limitations and as otherwise required by law.

          (d) Buyer and Seller shall provide the other with all relevant portions of returns, amended returns, and claims for refund which each files on behalf of its own consolidated group for any periods which are reasonably requested.

          (e) Buyer and Seller agree that any information furnished one another is confidential and, except as, and to the extent, required during the course of resolving a dispute, an audit, or litigation, shall not be disclosed to persons other than their own Tax advisors, or persons entitled to such information.

          (f) Notwithstanding anything in this Agreement to the contrary, if either party fails to comply with the requirements of this Section 8.6, the party failing so to comply shall be liable for, and shall hold the other party harmless from, any Taxes (including without limitation, penalties for failure to comply with record retention requirements of the Code) and other costs resulting from such party's failure to comply.

     7    Contests.  Whenever any Taxing authority informs Buyer of a claim, assessment, or other dispute concerning an amount of Taxes for which Seller is or may be liable under this Agreement, Buyer shall promptly inform Seller, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment, or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller is liable under this Agreement. Whenever any Taxing authority informs Seller of a claim, assessment, or other dispute concerning an amount of Taxes for which Buyer is or may be liable under this Agreement, Seller shall promptly inform Buyer, and Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment, or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Buyer is liable under this Agreement. Each party hereto agrees to give the other party the right of reasonable consultation regarding the matters subject to this Section 8.7 which could affect the other.

     With respect to returns filed under Section 8.2(c), Buyer shall control the proceeding. The Seller may participate. Such participation may include, but is not limited to (i) attendance at all conferences and meetings with the Taxing authority, (ii) participation in all appearances before any court and
(iii) participation in the submission and determination of content of protests, briefs and similar documents.

     8    Resolution of Disagreements.   If Seller and Buyer disagree as to
the amount of Taxes for which each is liable under this Agreement, Seller and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such dispute cannot be resolved within thirty (30) days after the initial date of consultation, Seller and Buyer shall cause such dispute to be resolved pursuant to Section 5.4.

     9    Tax-Affecting Payments.  With respect to any payment made under
Sections 8.4, 9.2 or 9.3, such payment in each case shall be made net of any tax benefit to the person receiving such benefit and grossed-up for any income tax due for the receipt of such payment. The amount of any tax benefit or tax incurred as a result of a payment received under Sections 8.4, 9.2 or 9.3 shall be deemed to equal the product obtained by multiplying (i) the amount of any deduction or inclusion in income resulting from such payment by (ii) the highest applicable marginal tax rate for such period under Code Section 11.


IX.

              SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     1    Survival.

          (a) The representations and warranties of the parties hereto contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto shall survive the Closing, regardless of any investigation made by or on behalf of any party, for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties of Seller and the Company contained in Sections 3.5 ("Noncontravention"), 3.12 ("Tax Matters"), 3.21 ("Brokerage Fees"), 3.23 ("Permits") and 3.25 ("ERISA") shall survive until the expiration of the limitation period under the applicable statute of limitations; provided further that the representations and warranties of Seller and the Company contained in Section 3.16 ("Title to Properties") shall survive for a period of fifteen (15) years following the Closing Date (each such anniversary and time of expiration, a "Survival Date"); and provided further that the representations and warranties of Seller and the Company contained in Section
3.8 ("Shares") shall survive without contractual limitation. From and after a Survival Date, no party hereto or any shareholder, director, officer, employee, or affiliate of such party shall be under any liability with respect to any representation or warranty to which such Survival Date relates, except with respect to matters as to which notice has been received in accordance with Section 9.1(b).

          (b) No party hereto shall have any indemnification obligation pursuant to this Article IX in respect of any representation or warranty to which a Survival Date relates unless before the Survival Date for such representation or warranty it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation or warranty is sought.

          (c) The provisions of this Section 9.1 shall have no effect upon any other obligation of the parties hereto under this Agreement, whether to be performed before, at, or after the Closing.

     2    Indemnification by Seller.  Subject to the terms and conditions of this Article IX, Seller shall indemnify, defend, and hold harmless Buyer, the subsidiaries and parent corporations of Buyer, each director, officer, employee, representative or agent of Buyer or any of its subsidiaries or parent corporations, and each affiliate thereof, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Buyer Group"), from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements (including any sanction paid to the Internal Revenue Service in consideration for an agreement to avoid disqualification of an employee benefit plan intended to qualify pursuant to Section 401(a) of the Code or a cash or deferred arrangement intended to qualify pursuant to Section 401(k) of the
Code), penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever, whether denominated as actual, consequential or otherwise (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by any member of the Buyer Group, directly or indirectly, by reason of or resulting from any of the following (collectively "Buyer Claims"):

          (a) any inaccuracy in or breach of any of the representations, warranties, covenants, or agreements made by Seller contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto; and

          (b) any liability or obligation arising from or relating to offsite disposal of hazardous materials between December 2, 1988 and the Closing Date at the Scott County Landfill, which may constitute or serve as a basis of any liability or obligation under common law or any Applicable Laws pertaining to health, safety, or the environment currently in effect;

provided, however, that Seller shall not be obligated to provide such indemnification (i) with respect to any claim if the Damages arising out of, based upon or resulting from such claim do not exceed $5,000 ("Small Claims"),
(ii) unless and until the Buyer Group's cumulative aggregate Damages (other than Damages from Small Claims and claims under Section 9.2(b)) exceed $400,000 (the "Basket Amount"), in which case Seller shall be obligated to indemnify the Buyer Group for all Damages incurred by the Buyer Group (other than Small Claims), in excess of the Basket Amount, and (iii) with respect to claims under Section 9.2(b), (A) unless and until the Buyer Group's cumulative aggregate Damages from claims thereunder exceed $500,000, and thereafter only to the extent such Damages exceed $500,000, (B) to the extent such Damages exceed $500,000, with respect to 50% of all such Damages in excess of $500,000, and (C) Seller shall not be obligated to provide further indemnification under Section 9.2(b) after amounts paid by it thereunder exceed $1 million. Seller shall not be obligated to provide indemnification under Section 9.2(b) for any claim first raised by a third party after June 28, 1999. If the Closing shall have occurred, Seller shall not be entitled to any contribution or reimbursement from the Company with respect to payments made by Seller under this Article IX.

     3    Indemnification by Buyer.  Subject to the terms and conditions of this Article IX, Buyer shall indemnify, defend, and hold harmless Seller, the subsidiaries and parent corporations of Seller, each director, officer, employee, representative or agent of Seller or any of its subsidiaries or parent corporations, and each affiliate thereof, and their respective heirs, legal representatives, successors, and assigns (collectively, the "Seller Group"), from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by Seller, directly or indirectly, by reason of or resulting from any inaccuracy in or breach by Buyer of any of its representations, warranties, covenants, or agreements contained in this Agreement or in any certificate, instrument, or document delivered pursuant hereto (collectively, "Seller Claims").

     4    Procedure for Indemnification.  Promptly after receipt by an indemnified party under Section 9.2 or 9.3 of notice of the commencement of any action, or after an indemnified party's otherwise becoming aware of facts or circumstances giving rise to any Damages, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such action shall be brought against an indemnified party and it shall give written notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. If the indemnifying party elects to assume the defense of such action, the indemnified party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the indemnifying party elects not to assume (or fails to assume) the defense of such action, the indemnified party shall be entitled to assume the defense of such action with counsel of its own choice, at the expense of the indemnifying party. If the action is asserted against both the indemnifying party and the indemnified party and there is a conflict of interests which renders it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, the indemnifying party shall be responsible for paying for separate counsel for the indemnified party; provided, however, that if there is more than one indemnified party, the indemnifying party shall not be responsible for paying for more than one separate firm of attorneys to represent the indemnified parties, regardless of the number of indemnified parties. If the indemnifying party elects to assume the defense of such action, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

     5    Indemnification Despite Negligence, Strict Liability or Liability
Without Fault. It is the express intention of the parties hereto that each person to be indemnified pursuant to this Article IX shall be indemnified and held harmless from and against all Damages as to which indemnity is provided for under this Article IX notwithstanding that any such Damages arise out of or result from the ordinary, strict, sole, or contributory negligence, strict liability or other liability without fault of such person and regardless of whether any other person (including another party to this Agreement) is or is not also negligent or otherwise liable with respect to the matter in question.


X.

                            MISCELLANEOUS

     1    Notices.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally, or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, telefax, or telex, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

          If to Buyer:
               Triangle Pacific Corp.
               16803 Dallas Parkway
               Dallas, Texas 75248
               Attention:     Mr. Darryl T. Marchand
                              Vice President and
                              General Counsel
               Telefax:       (214) 931-3284

          If to Seller:
               Premark International
               1717 Deerfield Road
               Deerfield, Illinois  60015
               Attention:     Mr. John M. Costigan
                              Senior Vice President and
                              General Counsel
               Telefax:       (847) 405-6381

Such notices, requests, demands, and other communications shall be effective
(i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.

     2    Entire Agreement.  This Agreement, together with the Schedules,
Exhibits, Annexes, and other writings referred to herein or delivered pursuant hereto, and that certain letter agreement of even date herewith between Buyer and Seller, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     3    Binding Effect; Assignment; No Third Party Benefit.  This Agreement
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that Buyer may assign to any affiliate of Buyer any of Buyer's rights, interests, or obligations hereunder, upon notice to Seller, provided that no such assignment shall relieve Buyer of its obligations hereunder. Except as provided in
Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     4    Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

     5    GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     6    Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

     7    Gender.  Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     8    References.  All references in this Agreement to Articles, Sections, and other subdivisions refer to the Articles, Sections, and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder", and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes", and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule, Exhibit, or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit, or Annex to this Agreement. All Schedules, Exhibits, and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     9    Further Assurances.  From time to time following the Closing, at the request of either party hereto and without further consideration, the other party hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

     10   Counterparts.  This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     11   Consent to Jurisdiction; Waivers.

          (a) The parties hereto hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 10.1.

     (c) Each of the parties hereto hereby waives any and all rights hereto it may have to (i) demand a jury trial with respect to any dispute arising under this Agreement, and (ii) to seek punitive damages in any lawsuit arising from this Agreement.


XI.

                                DEFINITIONS

     1    Certain Defined Terms.  As used in this Agreement, each of the following terms has the meaning given it below:

          "affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. For the purposes of this definition, "control", when used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Affiliated Group" has the meaning set forth in Section 1504 of the Code.

          "Ancillary Documents" means each agreement, instrument, and document (other than this Agreement) executed or to be executed by Seller or Buyer in connection with the transactions contemplated by this Agreement.

          "Applicable Laws" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

          "Assets" means all the assets and properties used or held for use in connection with the operation of the Business.

          "best knowledge" of Seller and the Company means the knowledge of any officer of Seller or the Company.

          "Business" means the business of manufacturing and distributing hardwood flooring for sale under the Hartco trade name and all related manufacturing, distribution and other activities.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions, easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Governmental Entity" means any court or tribunal in any jurisdiction or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality.

          "hazardous material" means (i) any substance which is now listed, defined, considered or classified as hazardous, toxic or a solid waste pursuant to any Applicable Laws, (ii) petroleum (including crude oil and any fraction thereof), natural gas, and natural gas liquids, (iii) asbestos and asbestos containing materials, in any form, whether friable or non-friable, and (iv) radon gas.

          "Intellectual Property" means patents, trademarks, service marks, trade names, service names, brand names, copyrights, trade secrets, know-how, proprietary processes, inventions, computer software (including documentation and object and source codes), and similar rights, and all registrations, applications, licenses, claims, causes of action, and rights with respect to any of the foregoing.

          "IRS" means the Internal Revenue Service.

          "Material Adverse Effect" means any change, development, or effect (individually or in the aggregate) which is materially adverse to the Business or to the ownership or operation of the Assets or any material portion thereof.

          "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

          "Permitted Encumbrances" means (i) Encumbrances created by Buyer,
(ii) liens for Taxes not yet due and payable, (iii) statutory liens (including materialmen's, mechanic's, repairmen's, landlord's, and other similar liens) arising in connection with the ordinary course of the Business securing payments not yet due and payable, (iv) Encumbrances reflected on the title commitment for the Real Property attached to Schedule 3.17, (v) Encumbrances reflected on the UCC lien searches attached to Schedule 3.16, and (vi) such imperfections or irregularities of title, if any, as (A) are not substantial in character, amount, or extent and do not materially detract from the value of the property subject thereto, (B) do not materially interfere with either the present or intended use of such property, and (C) do not, individually or in the aggregate, materially interfere with the conduct of the normal operations of the Business; provided, however, that at the Closing "Permitted Encumbrances" shall not include any liens for Taxes or statutory liens filed of record against the Assets.

          "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

          "Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

          "reasonable best efforts" means a party's reasonable best efforts in good faith in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

          "Short Period" means any Tax period that either (i) ends on the Closing Date or (ii) begins on the day following the Closing Date.

          "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

          "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

     2    Certain Additional Defined Terms.  In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in
Section 11.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

Defined Term                                            Section Reference


1995 Balance Sheet......................................Section 3.9
Annual Financial Statements.............................Section 3.9
Arbitrator..............................................Section 5.4
Buyer Claims............................................Section 9.2
Buyer Group.............................................Section 9.2
Closing.................................................Section 1.1
Closing Balance Sheet...................................Section 8.1(c)
Closing Date............................................Section 2.1
Damages.................................................Section 9.2
Dispute.................................................Section 5.4
Financial Statements....................................Section 3.9
hazardous material......................................Section 11.1
Interim Financial Statements............................Section 3.9
KREDA Bonds.............................................Section 3.28
Latest Balance Sheet....................................Section 3.9
Purchase Price..........................................Section 1.2
Real Property...........................................Section 3.17(a)
Seller Group............................................Section 9.3
Survival Date...........................................Section 9.1
transfer................................................Section 1.1



     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

                                               TRIANGLE PACIFIC CORP.



                                            By:/s/ Floyd F. Sherman_____
                                               Floyd F. Sherman,
                                               Chairman of the Board and
                                               Chief Executive Officer



                                            PREMARK INTERNATIONAL, INC.



                                            By:/s/ James M. Ringler____
                                               James M. Ringler
                                               President and
                                               Chief Executive Officer



                   LIST OF EXHIBITS AND SCHEDULES